Exhibit 8.2
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
December 22, 2008
Agreement and Plan of Merger Dated as of October 26, 2008
among Embarq Corporation, CenturyTel, Inc. and
Cajun Acquisition Company
Ladies and Gentlemen:
     We have acted as counsel for Embarq Corporation, a Delaware corporation (“Embarq”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 26, 2008 (the “Merger Agreement”), among Embarq, CenturyTel, Inc., a Louisiana corporation (“CenturyTel”) and Cajun Acquisition Company, a Delaware corporation and a wholly owned subsidiary of CenturyTel (“Cajun”). Pursuant to the Merger Agreement, Cajun shall be merged with and into Embarq (the “Merger”) with Embarq surviving (the “Surviving Corporation”). Capitalized terms not otherwise defined herein shall have the meanings specified in the Merger Agreement.
     Pursuant to Section 7.02(c) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined (i) the Merger Agreement, (ii) the registration statement on Form S-4 and any amendments thereto, which includes the Joint Proxy Statement—Prospectus (the “Registration Statement”), (iii) the representations made by Embarq and CenturyTel in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Embarq and CenturyTel in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Representation Letters and the Merger Agreement “to the knowledge of” or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.
     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.
     Based upon and subject to the foregoing, for U.S. Federal income tax purposes, we are of opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act rules and regulations of the Commission thereunder.
     To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. Federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Board of Directors
     Embarq Corporation
          5454 West 110th Street
               Overland Park, KS 66211
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